                                                                   EXHIBIT 10.1

                                   AGREEMENT

                                    BETWEEN

                             SANDERSON FARMS, INC.

                        (HAZLEHURST PROCESSING DIVISION)

                                      AND

                LABORERS' INTERNATIONAL UNION OF NORTH AMERICA,

                PROFESSIONAL EMPLOYEES LOCAL UNION #693, AFL-CIO

                      JANUARY 19, 2003 - DECEMBER 31, 2005

                               TABLE OF CONTENTS

ARTICLE                                                                                                         PAGE
-------                                                                                                         ----

1.       AGREEMENT                                                                                                1

2.       RECOGNITION                                                                                              1

3.       MANAGEMENT PREROGATIVES                                                                                  2

4.       SHOP STEWARDS                                                                                            2

5.       UNION BULLETIN BOARD                                                                                     3

6.       NO STRIKE - NO LOCK OUT                                                                                  3

7.       GRIEVANCE PROCEDURE                                                                                      3

         STEP 1                                                                                                   4

         STEP 2                                                                                                   4

         STEP 3                                                                                                   4

8.       ARBITRATION                                                                                              5

9.       SENIORITY                                                                                                6

10.      SENIORITY LIST                                                                                           8

11.      HOURS OF WORK                                                                                            8

12.      LEAVES  OF  ABSENCE                                                                                      9

13.      VACATIONS                                                                                               11

14.      HOLIDAYS                                                                                                12

15.      INSURANCE                                                                                               13

16.      WAGES                                                                                                   13

17.      MISCELLANEOUS                                                                                           14

18.      EMPLOYEE STOCK OWNERSHIP PLAN                                                                           15

19.      NO DISCRIMINATION                                                                                       15

20.      AUTHORIZATION FOR REPRESENTATION AND CHECK-OFF                                                          15

21.      UNION SECURITY                                                                                          16

22.      DURATION OF AGREEMENT                                                                                   16

         SIGNATURES                                                                                              17

         APPENDIX A  -  WAGE RATES                                                                               18

         APPENDIX B  -  CHECK-OFF                                                                                20

                                   ARTICLE 1
                                   AGREEMENT

Section 1. This Agreement made and entered into this 19th day of January, 2003, by and between Sanderson Farms, Inc. (Hazlehurst Processing Division) at its Hazlehurst, Mississippi, location (hereinafter referred to as the "Company"), and Laborers' International Union of North America, Professional Employees Local Union #693, AFL-CIO (hereinafter referred to as the "Union".

                                  WITNESSETH

Section 1.2. WHEREAS, the Company and the Union are desirous of entering into a contractual relationship covering rates of pay, hours of work and other terms and conditions of employment of employees employed within the unit of representation as hereinafter described; and

Section 1.3. WHEREAS, the parties have conferred, negotiated and agreed upon the terms and conditions of employment to be applicable to the employees covered by this Agreement for the contract period as herein specified.

Section 1.4. NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

                                   ARTICLE 2
                                  RECOGNITION

Section 2.1. The Employer recognizes the Union as the sole exclusive bargaining agency for all production and maintenance employees employed by its Hazlehurst, Mississippi Poultry Processing Plan, excluding office clerical employees, guards, professional employees, and supervisors, as defined in the Act, certified on March 15, 1995, by the National Labor Relations Board through an NLRB election, Case No. 15-RC-7876.

         The following jobs are excluded from coverage:

         (1)      Office Clerical Employees          (2)      Cost Counting Records Clerks
         (3)      Processing Accounting Clerks       (4)      Sales Clerks
         (5)      Live Haul Drivers                  (6)      Cage Repair Employees
         (7)      Professional Employees             (8)      Guards and Supervisors

         (9)      Quality Control Technicians                 (10)     Maintenance Parts Buyers

Section 2.2. No employee shall be required to make any written or verbal agreement that will conflict with this Agreement. No employee shall be reclassified so as to defeat the purpose of this Agreement.

                                   ARTICLE 3
                            MANAGEMENT PREROGATIVES

Section 3.1. Nothing in this Agreement shall be deemed to limit the Employer in any way in the exercise of the customary functions of management which are recognized as the Employer's exclusive responsibility, including, but not limited to, the right to plan, direct, and control operations, to utilize the services of contractors, to determine the number, size and location of its establishments, to close an establishment or departments thereof, to hire, to promote, to demote, and for proper cause to discipline, suspend or discharge, to assign and schedule work and transfer employees from one job or department to another, and to make and enforce reasonable rules and regulations relative to any and all of these matters or to the management of its operation, provided that the reasonableness of rules may be tested in the grievance procedure. The Employer shall be the exclusive judge of all matters pertaining to its operations and their scheduling and the methods, processes, equipment, means of operation and size of workforce.

Section 3.2. The Employer retains all prerogatives and rights of management and all privileges and responsibilities not specifically limited by this Agreement.

                                   ARTICLE 4
                                 SHOP STEWARDS

Section 4.1. The Employer recognizes the right of the Union to designate shop stewards, not to exceed eight (8) in number, who shall be assigned to serve specific areas of the plant to handle such Union business as may arise. The shop stewards shall be employees of the Company. The Union shall notify the Company in writing as to the names of the stewards and of any changes in designation of stewards.

Section 4.2. No more than two (2) Union representatives one of whom may be a translator, shall be permitted to enter the plant at reasonable times, with reasonable notice to plant management, in order to investigate grievances or complaints that directly affect bargaining unit employees. These representatives will in no way interfere with the operations of the Employers business. Union access will not be unduly refused.

Section 4.3. The Company will furnish to the Union names, addresses, phone numbers, and classifications of all newly hired employees on a monthly basis. This information will be furnished during the first week of every moth and shall cover newly hired employees from the previous month.

                                   ARTICLE 5
                              UNION BULLETIN BOARD

Section 5.1. The Employer will provide a bulletin board in the plant for posting of Union notices. All matters to be posted shall be submitted to the Division Manager or a designated representative for approval prior to posting, and management's decision shall be final.

                                   ARTICLE 6
                            NO STRIKE - NO LOCK OUT

Section 6.1. For the duration of this Agreement, there shall be no strike, stoppages, slowdowns, picketing, sympathy strikes, or other interruption of or interference with the operations of the plant.

Section 6.2. The Company shall not lock out employees for the duration of this Agreement.

Section 6.3. Neither the violation of any provisions of the Agreement, nor the commission of any act constituting an unfair labor practice, or otherwise made unlawful, shall excuse the employees, the Union, or the Company from their obligations under the provisions of this Article.

Section 6.4. An employee discharged or otherwise disciplined for violation of this Article, may seek review of such discipline through the grievance and arbitration procedures provided herein. In this event, the only question to be reviewed shall be whether or not the employee participated in the prohibited conduct.

                                   ARTICLE 7
                              GRIEVANCE PROCEDURE

Section 7.1. Grievances arising under this contract are herein defined as a claim by a party to this Agreement or an employee covered by this Agreement that the Company or the Union has violated a provision of this Agreement.

                                     STEP I

         The employee shall discuss the grievance or complaint with the immediate supervisor within five (5) working days after the event giving rise thereto occurs, or within five (5) working days following the date on which the grievant had or reasonably would have had knowledge thereof. In the event the employee so requests, the appropriate steward shall be present at this step. The supervisor shall give an answer within five (5) working days after the grievance is received.

                                     STEP 2

         If there is no settlement in Step 1, the grievance may be presented by the employee and/or shop steward within five (5) working days from the date on which the supervisor's answer was given in Step 1. The grievance must be presented in writing to the department superintendent and must state the following information:

         (a)      name or names of employee or employees involved;
         (b)      the department or departments involved;
         (c) the date and time of the occurrence or discovery of the grievance;
         (d)      the facts of the incident on which the claim is based;
         (e) the specific provision of this Agreement alleged to have been violated;
         (f)      the remedy requested.

The department superintendent shall give the Company's answer in writing within five (5) working days after the grievance is received by the superintendent.

                                     STEP 3

         In the event the grievance is not settled in Step 2, then the grievance may be appealed in writing to the division manager or a designated representative by the Union to Step 3 within five (5) working days from the Company's answer in Step 2. The division manager or a designated representative shall give an answer in writing within five (5) working days from the date of the appeal. In the event the grievance is not settled then the aggrieved party or parties shall have the right to request arbitration.

         In the event a grievance arises on behalf of the Employer, the matter shall be presented to the Union Business Agent in writing, who shall have seven
(7) days from the date of submission
within which to endeavor to reconcile the grievance presented and shall give an answer in writing within that time. If not settled within that time, the aggrieved party or parties shall have the right to request arbitration.

Section 7.2. Discharge grievances shall be processed initially under Step 3 of the grievance procedure. The written grievance shall be filed with the division manager within five (5) working days following the date of discharge.

Section 7.3. A failure to observe the time limit specified herein for original presentation of a grievance or presentation in any subsequent step of the grievance procedure on the part of either the grievant or the Union shall be conclusive evidence that the grievance has been settled and abandoned.

         Failure on the part of the Company to comply with the time limits for delivering its answer in any step of the grievance procedure shall automatically advance the grievance to the next step of the grievance procedure.

         The time limits of the grievance procedure may be extended by mutual consent of the Union and the Company.

                                   ARTICLE 8
                                  ARBITRATION

Section 8.1. If a party to this Agreement desires to take a grievance to arbitration, it shall within fifteen (15) calendar days after the denial of the grievance, give written notice of his intention to the other party, together with a written statement of the specific provision or provisions of this Agreement at issue.

Section 8.2. The parties shall attempt to select an impartial arbitrator. If they are unable to agree upon a choice within seven (7) calendar days after the receipt of Notice of Intent to Arbitrate, either party may request the Federal Mediation and Conciliation Service to submit a list of five (5) arbitrators, from which the arbitrator will be selected. Selection shall be made by the parties alternately striking any name from the list (the first to strike shall be the party requesting arbitration) until only one (1) name remains. The final name remaining shall be the arbitrator of the grievance.

Section 8.3. The jurisdiction and the decision of the arbitrator of the grievance shall be confined to a determination of the acts and the interpretation or application of the specific provision or provisions of this Agreement at issue. The Arbitrator shall be bound by terms and provisions of this Agreement and shall have the authority to consider only grievances representing solely an arbitration issue under this Agreement. The arbitrator shall have no authority to add to, alter, amend, or modify any provision of this Agreement. The decision of the arbitrator in writing on any issue properly before the arbitrator in accordance with the provisions of this Agreement, shall be final and binding on the aggrieved employee or employees, the Union, and the Employer.

Section 8.4. Multiple grievances shall not be heard before one arbitrator at the same hearing except by mutual agreement of the parties.

Section 8.5. The Union and the Employer shall each bear its own costs in these arbitration proceedings, except that they shall share equally the fee and other expenses of the arbitrator in connection with the grievance.

                                   ARTICLE 9
                                   SENIORITY

Section 9.1. Seniority is defined as the length of an employee's continuous employment in the bargaining unit at the Company's Hazlehurst, Mississippi, poultry processing plant since the last permanent date of employment. For purposes of layoff, recall, promotion, and vacation only, this shall include continuous service which began prior to the acquisition of the plant by the Company.

Section 9.2. All newly hired or rehired employees shall be considered as probationary employees for a period of ninety (90) days during which period they shall not acquire seniority, and during which they may be discharged without recourse to the grievance and arbitration procedures provided herein. If retained as a regular employee upon satisfactory completion of the probationary period, seniority shall be retroactive to the first day of employment.

Section 9.3. In matters of layoff, recall, and promotion, consideration will be given to an employee's skill, ability, attendance, versatility, training, physical fitness, and seniority; and when, in the opinion of the Company, the factors other than seniority are relatively equal, seniority will be the deciding factor.

Section 9.4. An employee's seniority shall be lost and employment considered terminated by:

         (a)      discharge for just cause;

         (b) failure to return from layoff within five (5) working days after written notice by certified mail is sent by the Company to the employee's last known address on the Company's books. Actual notice to the employee of recall by any other means shall satisfy the terms of this provision;

         (c)      voluntary termination of employment;

         (d) failure to report after termination of a leave of absence approved by the Company in writing on the first scheduled day following the expiration of such leave of absence;

         (e)      engaging in a gainful occupation while on leave of absence;

         (f) absence from work for three (3) consecutive working days without notice to the Company, which shall be considered as a voluntary quit, unless notice was prevented by a cause beyond the control of the employee;

         (g) separation from the Company's active payroll for any reason, exclusive of leaves of absence approved by the Company, for a period exceeding an employee's length of service in the Hazlehurst plant, or three (3) months, whichever is less.

Section 9.5. For the purposes of this Agreement, layoffs shall be classified as (a) "short term" and (b) "long term". A short term layoff is a layoff which will not exceed ten (10) workdays in length. Short term layoffs may be made without regard to seniority. A long term layoff is a layoff which will exceed ten (10) workdays in length. Long term layoffs shall be made subject to Section 3 of this Article.

Section 9.6. All permanent job vacancies in premium rated classifications shall be posted for two (2) consecutive working days on the plant bulletin board. Employees in lower rated classifications desiring promotion to such jobs shall sign a bid sheet posted on the bulletin board. An employee who does not sign such bid sheet shall have no right to consideration for the vacancy. However, the fact that an employee did not sign the bid sheet will not preclude that employee's selection for the job by the Company if none of the signers is determined to be qualified. If no qualified employee bids on the posted position, the Company may fill the position in its discretion. If, after a reasonable period not to exceed thirty (30) days, the employee selected for the posted position achieves an acceptable level of performance, the employee shall receive the rate of the new position. If the employee fails to perform in an acceptable manner, such employee shall return to a job in their former classification and the premium job shall be posted again. An employee who self-disqualifies shall return to the extra board at the line operator's rate of pay and shall not be eligible for bidding on a premium job for a period of six (6) months.

Section 9.7. Assignments involving employees on the extra board shall be in order of seniority. Within a department, no extra board employee shall be retained over a permanently assigned employee.

                                   ARTICLE 10
                                 SENIORITY LIST

Section 10.1. Upon request at any reasonable time, the Company shall furnish to the Union a current seniority list.

                                   ARTICLE 11
                                 HOURS OF WORK

Section 11.1.     The regular work week shall consist of five (5) days or forty
(40) hours. This shall not be construed as a guarantee of any amount of hours or work. The basic work week shall be the seven (7) day period from 12:01 a.m. Sunday until midnight the following Saturday. Employees will be given at least one (1) calendar week's notice of any change by the Company of the payroll week.

Section 11.2. An employee who works more than forty (40) hours in any one week shall be paid at time and one-half the regular rate of pay for all hours in excess of forty (40).

Section 11.3. When employees are called to work a shift outside their regularly scheduled shift and report for work, or when they report to work at their regularly scheduled time, they shall be given the opportunity to work a minimum of three (3) hours or receive pay for same at the applicable hourly rate, except that no such pay shall be made when the plant cannot operate for reasons beyond the control of the Employer, such as, but not limited to, strikes, utility failure, fire, flood, storms or other acts of God interfering with work, or a breakdown of machinery or equipment when the Company notifies the employees not to report to work at least four (4) hours prior to the scheduled time to work.

Section 11.4. Employees will be paid at their regular rate for all waiting time of thirty (30) minutes or less, so long as they do any job they are assigned. Employees will not be paid for waiting time which exceeds thirty (30) minutes if (1) they are relieved of all duties, (2) are free to leave the plant, and (3) are told the time they must return to work. Employees will not be relieved without pay more than once in any workday except for a lunch break of not more than one (1) hour.

Section 11.5. The Company will provide one (1) unpaid break of not less than thirty (30) minutes for lunch during each shift, and shall provide one (1) twelve (12) minute paid rest period prior to lunch each day. In addition, all employees will be allowed one (1) twelve (12) minute paid rest period after the lunch break provided the work time is expected to be not less than two and one-half (2 1/2) hours. No unpaid break shall be provided for maintenance employees.

         The Company shall have the right to provide a twenty-four (24) minute paid lunch break to Clean-Up Line Operators on restricted hours in lieu of all breaks provided in this Section.

Section 11.6. A Clean-Up Line Operator who has completed the probationary period and is permanently assigned to restricted hours in the clean up department shall receive an hourly adjustment of $1.25 per hour for each hour worked in that assignment. Said adjustment shall be $1.30 effective January 4, 2004; and $1.35 effective January 2, 2005.

Section 11.7. Employees who have completed the probationary period and are temporarily assigned for one or more consecutive hours to perform the duties of an absent employee in a higher paid classification shall receive the rate of that classification while performing the duties of the classification. Employees who work at more than one pay rate during a week in which they earn overtime shall receive overtime pay based upon an average of the rates earned during that week.

                                   ARTICLE 12
                               LEAVES OF ABSENCE

Section 12.1. An employee who has completed the probationary period may be granted, at the Company's discretion, a leave of absence without pay for a reasonable period of time, not to exceed one (1) month, for the following reasons:

         (a)      emergency personal business;

         (b) serious illness in the immediate family (spouse, children or parents), supported by a doctor's certificate; and

         (c) Union business, upon written request by the Union's Business Manager, provided that no more than three (3) employees shall be on such leave simultaneously.

Section 12.2. Employees who have completed their probationary period are eligible for up to thirteen (13) weeks per year of unpaid family and medical treatment leave for the following reasons:

         (a) Employee's serious health condition -- a medical certification will be required which states that the employee is unable to perform the functions of the employee's position.

         (b) Family serious health condition -- spouse, parent, or child. A medical certification will be required stating the employee is "needed to care for the individual."

         (c) New child leave -- the birth, adoption or foster care placement by a state agency of a child, and, the need to care for the child; such leave may be prior to the actual birth or placement.

         The provisions of this Section shall be administered in accordance with the Family and Medical Leave Act of 1993 (FMLA).

Section 12.3. Employees who have completed their probationary period who lose actual work time in order to attend the funeral of a family member shall receive a paid funeral leave for time necessarily lost during the employee's regularly scheduled shift, provided the employee would have been scheduled and at work during that day. Said leave shall be up to three (3) days with pay for a deceased parent, spouse, child, brother, or sister and one (1) day for a deceased father-in-law, mother-in-law, grandparent, brother-in-law, sister-in-law, or grandchild. In order to receive pay under this Section, an employee must be actively working, must make application for such paid leave, and must attend the funeral. The Company may require satisfactory evidence of attendance at the funeral and the relationship of the deceased.

Section 12.4. If the Company has knowledge that an employee, in a premium-rated classification, will be on family and medical leave, military leave, or an industrial injury leave for more than thirty (30) calendar days, the job will be posted and filled on a temporary basis. The successful bidder will receive the rate of the premium classification for the period its duties are performed. When employees on leave under this Section return, they shall be immediately assigned to their old job; employees temporarily filling the job shall return to their regular classification and pay rate.

Section 12.5. The Company shall pay each active employee who reports for jury duty the difference between pay up to eight times the hourly rate for time actually lost and the juror's daily fee for each day the employee is required to serve on a jury. The employee must report to work during those days of his regularly scheduled shift during which the employee is not required to report for jury duty or be available at court for jury service. The employee must present proof of jury service and the amount of compensation received from the court.

                                   ARTICLE 13
                                   VACATIONS

Section 13.1. Regular full-time employees shall be eligible for one (1) week's vacation after the first anniversary date of continuous employment, and after the anniversary date of each succeeding year.

         Employees shall be eligible for a second week of vacation after the second anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.

         Employees shall be eligible for a third week of vacation after the tenth anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.

         Employees shall be eligible for a fourth week of vacation after the twentieth anniversary date of continuous employment and after the anniversary date of each succeeding year of continuous employment.

Section 13.2. To be eligible for a vacation, an employee must have worked sixteen hundred (1,600) hours during the preceding twelve (12) months or eighty
(80) percent of available hours for that period, whichever is less. Vacations and holidays not worked shall be considered time worked for purposes of this Section.

Section 13.3. Vacation pay shall be computed at forty (40) times the Employee's regular straight time hourly rate.

Section 13.4. Due consideration will be given employees' choice of vacation time, but all vacations scheduled are subject to the final approval of the Company in keeping with the Company's scheduling needs. In the event that two or more employees cannot be released at the same time, the employee with the longest service with the Company will be given preference. An employee who notifies the Company of a vacation choice thirty (30) days in advance shall not lose that vacation choice to another employee. Vacations may not be scheduled for periods of less than a week, and all vacations must be taken within an anniversary year.

Section 13.5. The Company reserves the right to schedule a plant shutdown for one .(l) week in any year, which shall be treated as a vacation week for those employees entitled to vacation.

                                   ARTICLE 14
                                    HOLIDAYS

Section 14.1.     The following shall be considered holidays:

                  New Year's Day                     Labor Day
                  Martin Luther King's Birthday      Thanksgiving Day
                  Memorial Day                       Christmas Day
                  July Fourth                        Birthday Holiday

         The birthday holiday shall be taken on the employee's birthday. If the birthday falls on a Saturday or Sunday, the holiday shall be taken on a day agreed upon by the Company and the employee within one week of the birthday.

Section 14.2. All regular full-time employees who have completed their probationary period shall be paid for eight (8) hours at their regular straight time rate for each holiday enumerated above, provided they report for work and work all scheduled hours on the workday preceding and the workday next following the holiday, unless the employee was necessarily absent due to personal illness, supported by a doctor's certificate, or because of an emergency occurring to the employee or the employee's immediate family (meaning only spouse, children, or parents). No employee shall lose holiday pay because of missing no more than thirty (30) minutes on the workday before or the workday following the holiday.

         In any event, an employee must work at least one (1) day during the calendar week in which a holiday falls in order to be eligible for holiday pay, except the employee who is on vacation.

Section 14.3. Employees required to work on a holiday shall be paid the amount provided above, in addition to their regular earnings for that day. Hours not worked on a holiday shall not be considered as work time in computing any additional compensation due under the overtime provisions of this contract.

Section 14.4. If an employee is required to work and fails to report or fails to work scheduled hours on a holiday, the employee shall forfeit holiday pay for that day.

Section 14.5. Employees on vacation during the week in which a holiday falls shall receive holiday pay.

                                   ARTICLE 15
                                   INSURANCE

Section 15.1. The Company will provide a group insurance program for employees covered by this Agreement. The Company will continue to make monthly contributions toward group insurance premiums in the proportions as provided in
Section 15.2. Employees will bear the remaining costs of the insurance.

Section 15.2. Effective with this Contract, the Company shall pay sixty (60%) percent of the cost of employee coverage only under the group health insurance plan elected by an employee. On January 1, 2004, the contribution on employee coverage will increase to seventy (70%) percent, and on January 1, 2005, it will increase to seventy-five (75%) of the premium for employee coverage. Monthly contributions by the Company toward group family coverage shall remain at fifty (50%) percent.

                                   ARTICLE 16
                                     WAGES

Section 16.1. Wages shall be paid as provided in Appendix A attached hereto and made a part of this Agreement.

Section 16.2. Whenever a new job classification is created by the Company, or there is a change or merger of job classifications or the job content of job classifications, the Company will discuss the appropriate wage rate with the Union. If a mutually satisfactory rate cannot be agreed upon, the Company will set the rate. The Union may file a grievance on the rate, and the dispute shall be settled in accordance with the grievance and arbitration procedures of this contract.

Section 16.3. Any employees who, upon the effective date of the wage rate set forth in Appendix A, are earning in excess of the applicable rate, shall, during the term of this Agreement, continue to receive their current rate until the contract rate equals or exceeds that rate. This section shall not apply to any employee in a classification which has been paid on a salary basis under any past contract.

Section 16.4. In addition to the wage rates as provided in Appendix A, production employees who have been continuously employed for five (5) or more years shall receive seniority pay of twenty (20) cents per hour. Maintenance employees who have been continuously employed for five (5) or more years will receive seniority pay of fifty (50) cents per hour.

Section 16.5. Employees who have been continuously employed for one (1) or more years shall receive a night shift differential of twenty-five (25) cents per hour for work performed on a shift starting during the hours beginning 12:00 noon through 1:00 a.m. The starting time of a shift determines if it is subject to the shift differential. Employees performing work on a night shift which is not their regular shift will receive shift differential for such work if it lasts three (3) or more hours. Distribution drivers shall not receive shift differential regardless of the time they begin work.

                                   ARTICLE 17
                                 MISCELLANEOUS

Section 17.1. The Company shall maintain safe, sanitary, and healthy working conditions at all times, and employees will be required to cooperate in maintaining such conditions. Any complaints regarding safety or health shall be processed through the grievance and arbitration provisions of this Agreement.

Section 17.2. The Company will provide any uniforms required of employees who have completed their probationary period.

         The Company will furnish required safety equipment, gloves, aprons, hair nets, freezer gloves, cotton gloves, and smocks at no cost to the employee. Needed replacements, through normal use, will be made at no cost provided the worn out article is returned to the Company. If an item is lost or destroyed through employee negligence, the employee will be charged for its replacement.

Section 17.3. The Employer may require any employee to take a physical examination at any time at the Employer's expense.

Section 17.4. It shall be the responsibility of all employees to keep the Employer apprised of their current address, telephone number, marital status and number of dependents.

Section 17.5. It is the intent of the parties hereto that no provisions of this Agreement shall require either party to perform any act which shall be unlawful under any Mississippi or Federal statute.

                                   ARTICLE 18
                   EMPLOYEE STOCK OWNERSHIP PLAN - RETIREMENT

Section 18.1. Employees covered by this Agreement will continue to be covered by the Employee Stock Ownership Plan of Sanderson Farms, Inc. and Affiliates. Participation and benefits in the plan shall be in accordance with the provisions of that plan.

                                   ARTICLE 19
                               NO DISCRIMINATION

Section 19.1. The Company and the Union agree that they will not discriminate against any person with regard to employment or Union membership because of race, creed, color, sex, religion, age, national origin, or disability (as defined in the Americans With Disabilities Act).

Section 19.2. Whenever masculine gender is used in this Agreement, it shall apply to the feminine gender.

                                   ARTICLE 20
                 AUTHORIZATION FOR REPRESENTATION AND CHECK-OFF

Section 20.1. During the term of this Agreement, the Company will deduct initiation fees, assessments, and Union dues from the wages of employees who individually authorize the Company on a form in compliance with Appendix B to this Agreement.

Section 20.2. The Union shall save the Company harmless against and from all claims, demands, suits or other forms of liability that arise out of or by reason of action taken or not taken by the Company in reliance upon or compliance with any provisions of this Article.

Section 20.3. It is agreed that by reason of institution of the above check-off system, collections by any other method on the Company's premises are prohibited, except with the permission of the Company.

                                   ARTICLE 21
                                 UNION SECURITY

Section 21.1. It shall be a condition of employment that all employees of the Employer covered by this Agreement become members of the Union in good standing not later than thirty-one (31) days after the effective date of this Agreement, and remain members in good standing of the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall on the thirty-first (31st) day following the beginning of such employment become and remain members in good standing in the Union.

         The Union shall save the Company harmless against and from all claims, demands, suits, or other forms of liability that arise out of or by reason of action taken or not taken by the Company in reliance upon or compliance with any provisions of this Article.

         It is understood and agreed that the provisions of this Article shall be effective only to the extent permitted by applicable law.

                                  ARTICLE 22
                             DURATION OF AGREEMENT

Section 22.1. This Agreement shall remain in full force and effect from the 19th day of January, 2003 until the 31st day of December, 2005, and shall continue thereafter from year to year until either party to this Agreement desires to terminate this Agreement by giving written notice at least sixty
(60) days prior to December 31, 2005, or at least sixty (60) days' written notice prior to any anniversary date thereafter. The parties to this Agreement shall endeavor to satisfactorily negotiate any contemplated change or execute a new Agreement during the sixty (60) day period, after proper notice in writing has been given as provided herein and above. Notice, as specified in this Article, shall be mailed via United States Certified Mail.

         IN WITNESS WHEREOF, the parties have hereunto signed their names this 24th day of February, 2003.

SANDERSON FARMS, INC.                           LABORERS' INTERNATIONAL UNION
(Hazlehurst Processing Division)                OF NORTH AMERICA, PROFESSIONAL
                                                EMPLOYEES LOCAL UNION #693
                                                AFL-CIO


/s/ Larry Lampkin                           /s/ June Gibbs
--------------------------------            -----------------------------------


/s/ Margaret B. Easterling                  /s/ Yuvette Gilmore
--------------------------------            -----------------------------------


                                            /s/ Fred Douglass Grant
--------------------------------            -----------------------------------


                                            /s/ Donald R. Bradley
                                            -----------------------------------


                                            /s/ Charles Carney
                                            -----------------------------------



                                            -----------------------------------



                                            -----------------------------------



                                            -----------------------------------



                                            -----------------------------------

                                  APPENDIX "A"
                                 WAGE SCHEDULE

                                   EFFECTIVE

                                                             1/19/03           1/4/04           1/2/05

PROCESSING

Receiving
         Forklift Operator                                    9.15              9.50             9.90
         Hanging Dock                                         9.00              9.35             9.75
Picking
         Killer                                               9.25              9.60             10.00
         Floorworker                                          8.90              9.25             9.65
         Line Operator                                        8.75              9.10             9.50
Eviscerating
         Floorworker                                          8.90              9.25             9.65
         Bird Chiller Operator                                8.90              9.25             9.65
         Line Operator                                        8.75              9.10             9.50
By-Products Department
         By-Products Operator                                 9.00              9.35             9.75

CUSTOMER SERVICE

Packing
         Scale Operator                                       9.00              9.35             9.75
         Floorworker                                          8.90              9.25             9.65
         Giblet Chiller Operator                              8.90              9.25             9.65
         Grader                                               8.85              9.20             9.60
         Line Operator                                        8.75              9.10             9.50
Specialty
         Forklift Operator                                    9.20              9.55             9.95
         Scale Operator                                       9.00              9.35             9.75
         Floorworker                                          8.90              9.25             9.65
         Stackoff                                             8.85              9.20             9.60
         Line Operator                                        8.75              9.10             9.50
Marination
         Scale Operator                                       9.00              9.35             9.75
         Formulating Mixer                                    8.90              9.25             9.65
         Floorworker                                          8.90              9.25             9.65
         Stack Off                                            8.85              9.20             9.60
         Line Operator                                        8.75              9.10             9.50


EFFECTIVE:

                                                     1/19/03           1/4/04           1/2/05

SHIPPING
         Forklift Operator                           9.20              9.55             9.95
         Cooler & Shipping Dock                      8.85              9.20             9.60

DEBONE DEPARTMENT

Deboning
         Forklift Operator                           9.15              9.50             9.90
         Scale Operator                              9.00              9.35             9.75
         Floorworker                                 8.90              9.25             9.65
         Front Half Puller                           8.85              9.20             9.60
         Combo Packer                                8.85              9.20             9.60
         Stack Off                                   8.85              9.20             9.60
         Line Operator                               8.75              9.10             9.50

MAINTENANCE DEPARTMENT

         Master Skilled Operator I                   14.70             15.05            15.45
         Master Skilled Operator II                  12.35             12.70            13.10
         Skilled Maintenance Men                     11.35             11.70            12.10
         Mechanic                                    10.60             10.95            11.35
         Mechanic Helper                              9.60              9.40             9.80
         Clean-Up Line Operators                      8.75              9.10             9.50

RATES FOR NEWLY HIRED EMPLOYEES

                                                     1/19/03           1/4/04           1/2/05

Training Rate                                         6.45              6.55             6.65
Sixty-Day Rate                                        7.45              7.65             7.85
Six Month Rate                                        8.00              8.25             8.50
One Year Rate                                         8.75              9.10             9.50

Newly hired employees in premium classifications above shall receive the rate of that classification as soon as they can perform satisfactorily all the duties of the classification.

                                  APPENDIX "B"

                     CHECK-OFF AUTHORIZATION AND ASSIGNMENT

                    TO: ALL EMPLOYERS BY WHOM I AM EMPLOYED

         I,
         _________________________________________________________,
         do hereby assign to Local Union No. 693, LIUNA Professional Employees, AFL-CIO, such amounts from my wages as shall be required to pay the initiation fees, readmission fees, membership dues and assessments of the Local Union as may be established from time to time. My Employer is hereby authorized to deduct amounts from my wages and pay the same to the Local Union and/or its authorized representative, in accordance with the collective bargaining agreement in existence between the Local Union and my Employer.

         This authorization shall become operative upon the effective date of each collective bargaining agreement entered into between my Employer and the Local Union.

         This authorization shall be irrevocable for a period of one year, or until the termination of the collective bargaining agreement in existence between my Employer and the Local Union, whichever occurs sooner; and I agree and direct that this authorization shall be automatically renewed and shall be irrevocable for successive periods of one year each, or for the period of such succeeding applicable collective bargaining agreement between my Employer and the Local Union, whichever be shorter, unless I give written notice to my Employer and the Local Union not more than twenty days and not less than ten days prior to the expiration of each period of one year, or of each applicable collective bargaining agreement between my Employer and the Local Union, whichever occurs sooner.

         Dues and fees paid to Local Union No. 693 are not deductible as charitable contributions for federal income tax purposes. Dues and fees paid to Local Union 693, however, may qualify as business expenses, and may be deductible in limited circumstances subject to various restrictions imposed by the Internal Revenue Service.

         This assignment has been executed this _____ day of __________________, 20_______